Exhibit 5.2

January 23, 2017

Oxford Immunotec Global PLC

94C Innovation Drive

Milton Park, Abingdon

OX14 4RZ

United Kingdom

Ladies & Gentlemen:

We have acted as counsel to Oxford Immunotec Global PLC, a public limited company incorporated under the laws of England and Wales (the “Company”), in connection with the registration by the Company under the Securities Act of 1933 (the “Act”) of up to $150,000,000 in aggregate amount of (i) the Company’s ordinary shares, nominal value £0.006705 per share (the “Ordinary Shares”), (ii) the Company’s preferred ordinary shares (the “Preferred Shares”), (iii) one or more series of senior or subordinated debt securities (the “Debt Securities”), which may be issued pursuant to an indenture, (iv) Ordinary Shares or Preferred Shares held by a depositary pursuant to a depositary agreement (the “Depositary Shares”), (v) warrants (the “Warrants”) to purchase Ordinary Shares, and (vi) the Company’s units, comprised of one or more of Ordinary Shares, Preferred Shares, Debt Securities, Depositary Shares or Warrants in any combination (the “Units” and, together with the Debt Securities, Ordinary Shares, Preferred Shares, Depositary Shares and Warrants, the “Covered Securities”), pursuant to the registration statement on Form S-3 (File No. 333-215236) filed with the Securities and Exchange Commission (the “Commission”) on December 21, 2016 (such registration statement, as amended to the date hereof, is herein referred to as the “Registration Statement”).

 We have reviewed such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. We have assumed that all signatures are genuine, that all documents submitted to us as originals are authentic and that all copies of documents submitted to us conform to the originals.

We have assumed further that, at the time of the issuance, sale and delivery of each series of Debt Securities: (i) the execution, delivery and performance by the Company of any indenture, indenture supplement (collectively, the “Opinion Documents”) and all actions necessary for the issuance of the Debt Securities, and the form and terms thereof, will comply with all requirements and restrictions, if any, applicable to the Company, whether imposed by any agreement or instrument to which the Company is a party or by which it is bound or any court or other governmental or regulatory body having jurisdiction over the Company and (ii) the authorization thereof by the Company will not have been modified or rescinded, and there will not have occurred any change in law affecting the validity, binding character or enforceability thereof. We have assumed further that the Opinion Documents will be governed by and construed in accordance with the laws of the State of New York. We have assumed further that the Company is a public limited company duly organized, validly existing and in good standing (to the extent such concept exists) under the laws of England and Wales and has all requisite power, authority and legal right to execute, deliver and perform the Opinion Documents. With respect to any Opinion Document executed or to be executed by any party, we have assumed that such party has, or will have, duly authorized, executed and delivered the Opinion Documents to which it is a party and that each such Opinion Document is, or will be, the valid and binding obligation of such party (other than as expressly covered below in respect of the Company), enforceable against it in accordance with its terms.

 We have relied as to certain matters on information obtained from public officials, officers of the Company, and other sources believed by us to be responsible.

 Based upon the foregoing, and subject to the qualifications set forth below, we are of the opinion that when, as and if: (i) the Registration Statement and any required post-effective amendments thereto have all become effective under the Act and all prospectus supplements required by applicable law have been delivered and filed as required by such laws, (ii) an indenture in the form of Exhibit 4.6 to the Registration Statement has been duly executed and delivered on behalf of the Company and a trustee qualified to act as such under applicable law, and such indenture has been qualified under the Trust Indenture Act of 1939, as amended, (iii) all necessary action has been taken by the Company to authorize, execute, and deliver any necessary indenture supplement and to authorize the form, terms, execution and delivery of any Debt Securities, (iv) any legally required consents, approvals, authorizations and other orders of the Commission and any other regulatory authorities have been obtained and (v) such Debt Securities have been duly executed by the Company and authenticated by a trustee in accordance with the applicable indenture, or any applicable indenture supplement, and have been duly issued and delivered against payment therefor in accordance with such corporate action and applicable law and as contemplated in the Registration Statement and the prospectus supplement setting forth the terms of the Debt Securities and the plan of distribution, then, upon the happening of such events, such Debt Securities will constitute the valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

Our opinion above is qualified to the extent that the enforcement of any Debt Securities denominated in a currency other than United States dollars may be limited by requirements that a claim (or a foreign currency judgment in respect of such claim) be converted into United States dollars at a rate of exchange prevailing on a date determined pursuant to applicable law.

We express no opinion as to: (i) waivers of defenses, subrogation and related rights, rights to trial by jury, rights to object to venue, or other rights or benefits bestowed by operation of law; (ii) releases or waivers of unmatured claims or rights; (iii) indemnification, contribution, exculpation, or arbitration provisions, or provisions for the non-survival of representations, to the extent they purport to indemnify any party against, or release or limit any party’s liability for, its own breach or failure to comply with statutory obligations, or to the extent such provisions are contrary to public policy; or (iv) provisions for liquidated damages and penalties, penalty interest and interest on interest.

We are members of the bar of the State of New York. We do not express any opinion herein on any laws other than the laws of the State of New York.

 We hereby consent to the filing of this opinion as Exhibit 5.2 to the Registration Statement. We also hereby consent to the reference to our firm under the heading “Legal Matters” in the prospectus constituting part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours, /s/ Covington & Burling LLP Covington & Burling LLP

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